Exhibit 99.1

Investor Relations:

July 28, 2025

Southern Copper Corporation (NYSE and BVL: SCCO)

●
2Q25 net sales were $3,051.0 million, 2.2% below 2Q24’s figure mainly due to a decrease in sales volumes for copper     (-3.0%) and metal prices variances for copper (COMEX, +3.7%; -2.3%, LME), molybdenum (-5.2%) and zinc (-7.0%). These were partially offset by an increase in sales volumes for zinc (+14%), molybdenum (+2.7%) and silver (+13.9%) and higher silver prices (+16.6%)

Raul Jacob
Victor Pedraglio
Bertin Galarreta
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	On a year-to-date basis, net sales were higher than in 2024 due to an increase in the sales volume for copper (+0.3%), zinc (+25.3%), molybdenum (+6.1%) and silver (+14%) and to better prices for copper (LME, +3.6%), zinc (+3.3%) and silver (+26.3%). These variances were partially offset by lower prices for molybdenum (-1.3%).
●	2Q25 net income was $973.4 million, which represents a 2.4% increase with regard to the $950.2 million registered in 2Q24. The net income margin in 2Q25 stood at 31.9%, versus 30.5% in 2Q24. This increase was mainly the result of a 3% decrease in operating costs, lower G&A, exploration expenses and an increase in interest income. This result was partially offset by lower net sales. On a YTD basis, net income was 13.8% higher than in 2024 due to higher net sales.
●	2Q25 adjusted EBITDA was $1,790.9 million, which represented a slight decrease of 0.3% with regard to the $1,797.0 million registered in 2Q24. The adjusted EBITDA margin in 2Q25 stood at 58.7% versus 57.6% in 2Q24. Adjusted EBITDA in 6M25 was $3,536.5 million, 10% higher than in 6M24. The adjusted EBITDA margin in 6M25 stood at 57.3% vs 56.2% in 6M24.
●	Cash flow from operating activities in 6M25 was $1,698.2 million, which represents an increase of 4.7% compared to the $1,621.8 million posted in 6M24. This improvement was attributable to strong cash generation at our operations, which was driven by higher sales and cost-control efficiency.
●	Copper production registered a decrease of 1.4% in 2Q25 in quarter-on-quarter terms to stand at 239,980 tonnes. Our quarterly result reflects a 2.5% drop in production in Mexico, which was triggered by a decrease in production in our Buenavista (-2.9%) and La Caridad (-1.7%) mines. Production at our Peruvian operations was slightly lower quarter-on-quarter. On a YTD basis, copper production fell 0.7% in 2025 to stand at 479,206 tonnes, mainly driven by a decrease in production at our Mexican operations due to lower ore grades.
~~●~~	By-product production: Mined zinc production stood at 45,899 tonnes in 2Q25, which represents a 56% increase over the print in 2Q24. This result was mainly driven by higher production at Buenavista zinc concentrator (+126.3%). Total mined silver production registered an increase of 15.4% in 2Q25.

Molybdenum production registered an increase of 3.5% in 2Q25 compared to 2Q24 as the result of higher production at all our mines, with the exception of La Caridad mine (-0.5%). On a YTD basis, mined zinc production rose 52.9% and mined silver and molybdenum production were up 14.6% and 5.9%, respectively.

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

●	Operating cash cost per pound of copper, net of by-product revenue credits, was $0.63 in 2Q25, which represents a decrease of 17% compared to the $0.76 per pound reported in 2Q24. The aforementioned result was mainly attributable to an increase in by-product revenue credits (+6%).

In 6M25, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.70. This represents a decrease of 23.6% compared to the $0.91 reported in 6M24. The 6M25 cash cost decrease was driven by lower unit production costs and higher by-product credits for zinc and silver.

●	In 2Q25, we spent $235.7 million on capital investments, which reflected a 29.0% decrease over the figure reported in 2Q24 and represents 23.5% of net income this quarter. In the first half of the year, we spent $553.5 million on capital investments, which represents 28.4% of net income and reflects the impact of a 1.4% increase in capital expenses YoY.
●	Dividends: On July 24, 2025, the Board of Directors authorized a quarterly cash dividend of $0.80 per share of common stock and a stock dividend of 0.0101 shares of common stock per share of common stock, payable on September 4, 2025, to shareholders of record at the close of business on August 15, 2025.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $99.47, which is the average of the high and low share price on July 24, 2025.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: "We’re pleased with Southern Copper’s strong showing year-to-date. Most notably, sales volumes rose for copper (+0.3%), zinc (+25.3%), silver (+14.0%) and molybdenum (+5.9%). This evolution, combined with better prices for copper (LME, +3.6%), zinc (+3.3%) and silver (+26.3%), drove an 8% YTD increase in net sales. Additionally, our cash cost decreased from $0.91 to $0.70 (-23.6%), which drove an increase of 10.0% in EBITDA and 13.8% in net income. These positive variances reflected excellent performance in the first half of 2025.

In the current scenario of market volatility and uncertainty, the Company is closely monitoring U.S. trade policy developments to determine if tariffs will impact its business. Given our strong operational and financial performance, we believe SCC’s position will successfully navigate any uncharted seas ahead.”

2Q25 www.southerncoppercorp.com	Page 2 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Key Financial Data

	Second Quarter				First Six Months
	2025	2024	Variance		2025	2024	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$3,051.0	$3,118.3	$(67.3)	(2.2)%	$6,172.9	$5,718.1	$454.8	8.0%
Cost of sales	1,211.7	1,248.9	(37.2)	(3.0)%	2,530.9	2,406.5	124.4	5.2%
Operating income	1,587.0	1,607.3	(20.3)	(1.3)%	3,122.5	2,797.0	325.5	11.6%
Net income	$973.4	$950.2	$23.2	2.4%	$1,919.4	$1,686.2	$233.2	13.8%
Net income margin	31.9%	30.5%	1.4pp	4.6%	31.1%	29.5%	1.6pp	5.4%
Adjusted EBITDA	1,790.9	1,797.0	(6.1)	(0.3)%	3,536.5	3,214.7	321.8	10.0%
Adjusted EBITDA margin	58.7%	57.6%	1.1pp	1.9%	57.3%	56.2%	1.1pp	2.0%
Income per share	$1.22	$1.22	$–	0.0%	$2.41	$2.17	$0.24	11.1%
Capital investments	235.7	331.8	(96.1)	(29.0)%	553.5	545.6	7.9	1.4%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Peru and Mexico.

Peruvian Projects

Our investments in Peruvian projects that are being built or for which basic or detail engineering is being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; the strong support of local communities; and respect for the rule of law underpin our aggressive investment program.  With the support and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses that are required prior to investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the- art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tonnes of SX- EW copper cathodes per year.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $18.2 billion and contribute $3.8 billion in taxes and royalties during the first 20 years of operation. The project budget has been set at $1,802 million.

Project update: As of June 30, 2025, the Company has generated 1,376 new jobs, of them, 802 were filled with local applicants. To the fullest extent possible, we intend to fill the 3,500 jobs estimated to be required during Tia Maria´s construction phase with workers from the Islay province. In 2027, when we start operations, the project will generate 764 direct jobs and 5,900 indirect jobs.

In the early construction phase, progress on access roads and platforms stands at 90%. We will advance these efforts alongside work to set up a temporary camp; engage in massive earthworks; and roll out mine-opening activities. To date, we have installed 59 kilometers of live fence to delimit the property.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tonnes of oxides with a copper content of 0.45% and 52 million tonnes of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tonnes of copper and 7,500 tonnes of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2030-2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment.

2Q25 www.southerncoppercorp.com	Page 3 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Project update: On June 6, 2025, the "Framework Agreement for the Development of the Tiaparo Peasant Community and the Los Chancas Mining Project" was signed with the community of Tiaparo. This agreement will be in effect throughout the construction and operation phases of the project. This agreement, as well as the important steps taken to control illegal mining activities related to the project represent important milestones in the development of our Los Chancas project.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract to acquire the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tonnes and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tonnes of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash cost for an initial mine life of more than 25 years.

We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of June 30, 2025, the exploration project's total progress was 45%. The drilling program was completed, totaling 145,928 meters, and 59,098 core samples were submitted for chemical analysis. Diamond drilling has provided the information necessary for interpreting the distribution of mineralization in geological sections and for geological modeling, which is required for the mineral resource estimate, currently underway. The geometallurgical studies have been successfully completed, and hydrological, hydrogeological, and geotechnical studies for the project are about to begin.

Mexican Projects

We are currently expecting to obtain permits and licenses that had been put on hold by the previous government in Mexico. We are conducting talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

Minera Mexico is planning to invest more than $600 million in 2025 at both its open pit and underground mines. Half of this investment will be used to guarantee the viability of long-term operations by actively modernizing and updating assets. The remaining funds will target improvements in water usage and tailings management to ensure that our operations are safe and efficient. In addition, we will invest in efforts to bolster optimization and growth.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with sulfide ore reserves of over 1,230 million tonnes and an average ore grade of 0.40%, and 141 million tonnes of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination, logistics infrastructure and power delivery.

El Pilar - Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tonnes of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tonnes of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology.

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo, Chalchihuites and the Empalme Smelter, which could bolster our position as a fully integrated copper producer.

2Q25 www.southerncoppercorp.com	Page 4 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

SCC continued to strengthen its focus on sustainability and transparency. For the first time, SCC´s Sustainable Development Report was verified by an independent third party. This verification complies with the standards of environmental, social, and governance (ESG) rating agencies and bolsters investor confidence by providing detailed information on our performance across 15 material sustainability topics. The most noteworthy results include a 24% reduction in the lost time injury frequency rate since 2023; 39% of our electricity consumption was sourced from renewable energy in 2024; and The Copper Mark certification was achieved for all our open-pit operations.

SCC was included in the sustainability indices FTSE4Good Developed, FTSE4Good US and FTSE4Good US 100 developed by FTSE Russell, a subsidiary of the London Stock Exchange Group. This inclusion recognizes the Company’s compliance with FTSE Russell’s environmental, social, and governance (ESG) standards, which are designed to identify companies with exemplary sustainability practices. Southern Copper obtained a score 60% above the average for the nonferrous metals’ subsector. Its presence in the FTSE4Good Developed and FTSE4Good US 100 indices places it among the top sustainability performers in developed markets globally and among the 100 highest-rated companies in the United States, respectively.

The FTSE4Good Index Series is a series of benchmark and tradable indices for ESG. These indices are used by a wide range of market participants to create and evaluate responsible investment funds and other sustainability-focused financial products. FTSE Russell’s ESG assessment considers a broad set of indicators, including climate change strategy; water security and biodiversity (E); health and safety; labor standards and community engagement (S); corporate governance structure; anti-corruption; and risk management practices (G).

International recognition for conservation of the Mexican gray wolf. At an event held in Detroit (June 3-4), SCC was recognized by the Tandem Global Awards 2025 in the category of “Mammal Projects.” These awards recognize excellence in corporate conservation by US-based and international companies that carry out actions to protect biodiversity and improve natural environments. Buenavista del Cobre´s Environmental Management Unit, located in Cananea (Sonora), was recognized for its participation in the Binational Mexico-United States Program for the Conservation of the Mexican Gray Wolf. This program focuses on driving genetic recovery and behavioral rehabilitation as well as reintroducing the gray wolf, which is on the brink of extinction, in the natural habitat.

Tía María: generating sustainable value. As SCC advances in building the Tía María mining project in Arequipa, Peru, we continue to drive development in neighboring communities by generating employment and hiring local suppliers. To date, SCC has created 1,376 new jobs. 802 were filled with local applicants, which represents 11% of the economically active population (EAP) of the nearby Tambo valley. SCC has also hired 50 local suppliers in the transportation, general services and machinery rental sectors, consequently improving the quality of life of more than 300 families. By creating employment, hiring local suppliers and rolling out Tía María´s local programs, SCC serves the needs of the majority of the Tambo Valley´s population.

Driving musical education in Mexican communities. As part of our Youth Orchestras and Choirs, professionals from the Academy of Music of the Palacio de Minería impart master classes to all students and teachers from the seven communities in Mexico that participate in the project. SCC also offers scholarships to outstanding students who wish to pursue higher learning in Orchestral Conducting and Pedagogy at the Instituto Superior de Música de Puebla, Mexico. This attests to the Company´s commitment to cultural and educational development.

2Q25 www.southerncoppercorp.com	Page 5 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s second quarter earnings conference call will be held on Wednesday, July 30, 2025, beginning at 11:00 AM – EST (10:00 AM Lima City time and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. You will need to register through the following link:

https://register-conf.media-server.com/register/BI6ed5fcd91a3e4b9f9aa9cb0153ced0c3

At registration, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Webex through the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m3f2701a2eb120884ee2f4d09dab087a3

2Q25 www.southerncoppercorp.com	Page 6 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
6M 2025	4.28	4.65	20.50	1.24	32.96	3,070.86

1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
4Q 2024	4.16	4.22	21.61	1.38	31.36	2,661.61
6M 2024	4.13	4.21	20.77	1.20	26.09	2,204.88
Average 2024	4.15	4.22	21.21	1.26	28.25	2,387.04

Variance: 2Q25 vs. 2Q24	(2.3)%	3.7%	(5.2)%	(7.0)%	16.6%	40.3%
Variance: 2Q25 vs. 1Q25	1.9%	3.3%	0.7%	(7.0)%	4.1%	14.6%
Variance: 6M25 vs. 6M24	3.6%	10.5%	(1.3)%	3.3%	26.3%	39.3%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	%	2025	2024	%
Copper (tonnes)
Mined	238,980	242,474	(1.4)%	479,206	482,744	(0.7)%
3rd party concentrate	2,311	1,149	101.1%	4,089	1,558	162.5%
Total production	241,291	243,623	(1.0)%	483,295	484,302	(0.2)%
Smelted	146,964	155,827	(5.7)%	283,401	312,570	(9.3)%
Refined and Rod	187,641	195,854	(4.2)%	386,171	399,552	(3.3)%
Sales	224,063	231,015	(3.0)%	467,664	466,220	0.3%

Molybdenum (tonnes)
Mined	7,919	7,654	3.5%	15,603	14,732	5.9%
Sales	7,846	7,640	2.7%	15,577	14,676	6.1%

Zinc (tonnes)
Mined	45,899	29,419	56.0%	85,274	55,785	52.9%
Refined	20,446	23,659	(13.6)%	40,992	46,745	(12.3)%
Sales	44,483	39,012	14.0%	81,013	64,664	25.3%

Silver (000s ounces)
Mined	5,984	5,187	15.4%	11,426	9,968	14.6%
Refined	2,987	2,951	1.2%	6,339	6,044	4.9%
Sales	6,044	5,305	13.9%	11,698	10,260	14.0%

2Q25 www.southerncoppercorp.com	Page 7 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	VAR %	2025	2024	VAR %
	(in millions, except per share amount)

Net sales:	$3,051.0	$3,118.3	(2.2)%	$6,172.9	$5,718.1	8.0%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,211.7	1,248.9	(3.0)%	2,530.9	2,406.5	5.2%
Selling, general and administrative	32.5	33.9	(4.4)%	64.1	64.8	(1.1)%
Depreciation, amortization and depletion	206.2	209.6	(1.6)%	430.0	418.6	2.7%
Exploration	13.7	18.6	(26.3)%	25.4	31.2	(18.6)%
Total operating costs and expenses	1,464.0	1,511.0	(3.1)%	3,050.4	2,921.1	4.4%

Operating income	1,587.0	1,607.3	(1.3)%	3,122.5	2,797.0	11.6%

Interest expense, net of capitalized interest	(94.0)	(83.3)	12.8%	(185.9)	(163.7)	13.6%
Interest income	53.1	26.5	100.4%	101.8	53.8	89.2%
Other income (expense)	(2.3)	(19.9)	(88.4)%	(16.0)	(0.9)	1,677.8%
Income before income tax	1,543.9	1,530.6	0.9%	3,022.4	2,686.2	12.5%
Income taxes	576.0	578.8	(0.5)%	1,108.7	1,002.1	10.6%
Net income before equity earnings of affiliate	967.9	951.8	1.7%	1,913.7	1,684.0	13.6%
Equity earnings of affiliate	8.8	2.0	340.0%	12.1	8.6	40.7%
Net Income	976.7	953.8	2.4%	1,925.8	1,692.6	13.8%

Less: Net income attributable to non-controlling interest	3.2	3.6	(11.1)%	6.4	6.4	0.0%

Net Income attributable to SCC	$973.4	$950.2	2.4%	$1,919.4	$1,686.2	13.8%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.22	$1.22	0.0%	$2.41	$2.17	11.1%
Dividends paid (cash and stock)	$1.40	$1.20	16.7%	$2.80	$2.00	40.0%

Weighted average shares outstanding (Basic and diluted)	799.9	777.9		796.2	775.5

2Q25 www.southerncoppercorp.com	Page 8 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2025	2024	2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,334.9	$3,258.1	$1,875.3
Short-term investments	675.4	245.3	329.1
Accounts receivable	1,627.8	1,243.7	1,704.0
Inventories	1,005.2	1,048.9	1,017.2
Other current assets	359.0	378.3	408.1
Total current assets	7,002.4	6,174.3	5,333.7

Property, net	9,915.0	9,883.3	9,871.5
Leachable material, net	1,149.3	1,145.8	1,146.4
Intangible assets, net	121.7	124.6	127.3
Right-of-use assets	700.7	739.5	745.4
Deferred income tax	260.4	310.6	269.0
Other assets	405.3	335.3	284.4
Total assets	$19,554.7	$18,713.5	$17,777.7

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	$499.8	$499.5
Accounts payable	$647.2	615.2	647.2
Income taxes	264.6	635.2	364.8
Accrued workers’ participation	162.9	280.8	159.2
Other accrued liabilities	254.3	217.0	227.5
Total current liabilities	1,329.0	2,248.1	1,898.2

Long-term debt	6,748.2	5,758.5	5,757.0
Lease liabilities	616.7	657.6	668.5
Deferred income taxes	136.4	124.5	158.8
Non-current taxes payable	100.4	104.9	80.7
Other liabilities	60.7	35.6	35.1
Asset retirement obligation	509.9	546.1	619.3
Total non-current liabilities	8,172.3	7,227.3	7,319.4

EQUITY
Stockholders’ equity:
Common stock	5,899.5	5,034.9	4,265.7
Treasury stock	(2,371.9)	(2,700.7)	(2,946.2)
Accumulated comprehensive income	6,457.2	6,837.4	7,172.9
Total stockholders’ equity	9,984.8	9,171.6	8,492.4
Non-controlling interest	68.6	66.6	67.7
Total equity	10,053.4	9,238.1	8,560.1

Total liabilities and equity	$19,554.7	$18,713.5	$17,777.7

As of June 30, 2025, there were 804.1 million shares outstanding. As of December 31, 2024, there were 790.4 million shares outstanding. As of June 30, 2024, there were 781.2 million shares outstanding.

2Q25 www.southerncoppercorp.com	Page 9 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in millions)

OPERATING ACTIVITIES
Net income	$976.7	$953.8	$1,925.8	$1.692.6
Depreciation, amortization and depletion	206.2	209.6	430.0	418.6
Deferred income tax	25.0	4.0	53.2	23.2
Change in operating assets and liabilities	(237.8)	(202.1)	(742.7)	(513.0)
Other, net	6.8	(3.3)	31.9	0.4
Net cash provided by operating activities	976.8	962.1	1,698.2	1,621.8

INVESTING ACTIVITIES
Capital investments	(235.7)	(331.8)	(553.5)	(545.6)
Sales (purchases) of short-term investment, net	(457.3)	0.1	(430.1)	270.2
Other, net	-	-	-	-
Net cash used in investing activities	(692.9)	(331.7)	(983.6)	(275.5)

FINANCING ACTIVITIES
Debt Incurred (repaid)	(500.0)	-	493.8	-
Capitalization of debt issuance cost	-	-	(6.4)	-
Dividends paid	(557.4)	-	(1,110.7)	(618.5)
Distributions to non-controlling interest	(3.1)	(0.1)	(4.4)	(1.8)
Other	0.1	0.1	0.2	0.2
Net cash used in financing activities	(1,060.4)	-	(627.5)	(620.1)

Effect of exchange rate changes on cash	(4.9)	(7.3)	(10.2)	(2.4)

(Decrease)/Increase in cash and cash equivalents	$(781.4)	$623.1	$76.8	$723.8

2Q25 www.southerncoppercorp.com	Page 10 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

2Q25 www.southerncoppercorp.com	Page 11 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date
	2025	2024	2025	2024

Net income attributable to SCC	$973.4	$950.2	$1,919.4	$1,686.2
Add:
Net income attributable to the non-controlling interest	3.2	3.6	6.4	6.4
Income taxes	576.0	578.8	1,108.7	1,002.2
Interest expense	94.0	83.3	185.9	163.7
Depreciation, amortization and depletion	206.2	209.6	430.0	418.6
Less:
Equity earnings of affiliate	(8.8)	(2.0)	(12.1)	(8.6)
Interest income	(53.1)	(26.5)	(101.8)	(53.8)
Adjusted EBITDA	$1,790.9	$1,797.0	$3,536.5	$3,214.7

2Q25 www.southerncoppercorp.com	Page 12 of 13

SECOND QUARTER AND SIX MONTHS 2025 RESULTS	SOUTHERN COPPER

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance, and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to	2nd quarter 2025		2nd quarter 2024		First six months 2025		First six months 2024
Operating Cash Cost before by-product revenues and Operating Cash	$	¢ per	$	¢ per	$	¢ per	$	¢ per
Cost net of by-product revenues	million	pound	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,211.7	237.4	1,248.9	243.4	2,530.9	247.6	2,406.5	235.0
Add:
Selling, general and administrative expenses	32.4	6.3	34.0	6.6	64.1	6.3	64.8	6.3
Treatment and refining charges net of sales premiums	(36.5)	(7.1)	(9.9)	(1.9)	(71.5)	(7.0)	(14.8)	(1.4)
Less:
Worker’s participation	(97.1)	(19.0)	(91.2)	(17.8)	(204.1)	(20.0)	(151.1)	(14.8)
Purchased concentrates from third parties	(63.4)	(12.4)	(49.3)	(9.6)	(114.0)	(11.2)	(83.8)	(8.2)
Other charges	(15.4)	(3.1)	(16.7)	(3.3)	(37.8)	(3.7)	(22.7)	(2.2)
Inventory change	46.5	9.1	(10.4)	(2.0)	(39.2)	(3.8)	(14.5)	(1.4)
Operating cash cost before by-product revenues	1,078.2	211.2	1,105.4	215.4	2,128.4	208.2	2,184.4	213.3

Less by-products revenue	(755.9)	(148.1)	(716.4)	(139.6)	(1,414.4)	(138.4)	(1,248.6)	(121.9)

Operating cash cost, net of by-products revenue	322.3	63.1	389.0	75.8	714.0	69.9	935.8	91.4

Total pounds of copper produced, in millions		510.4		513.2		1,022.1		1,024.0

2Q25 www.southerncoppercorp.com	Page 13 of 13